Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Flushing Financial Corporation

Uniondale, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-195182) and Form S-8 (No. 33-98202, 333-125358, 333-136669, 333-151185, 333-151187, 333-163010, 333-176064, 333-188776 and 333-198021) of Flushing Financial Corporation of our reports dated March 13, 2017, relating to the consolidated financial statements and the effectiveness of Flushing Financial Corporation’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

New York, New York

March 13, 2017